Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Barnes & Noble, Inc.
New York, New York

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Barnes & Noble, Inc. for the registration of 3,340,217 shares of its common stock and to the incorporation by reference therein of our reports dated June 27, 2014, with respect to the consolidated financial statements and schedules of Barnes & Noble, Inc., and the effectiveness of internal control over financial reporting of Barnes & Noble, Inc., included in its Annual Report (Form 10-K) for the year ended May 3, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
New York, NY
December 23, 2014